List of Subsidiaries of ILUS

Name of Subsidiary	Jurisdiction of Subsidiary
Bull Head Products Inc.	Tennessee, USA
Georgia Fire and Rescue Supply LLC	Georgia, USA
FB Fire Technologies Ltd	United Kingdom
Firebug Mechanical Equipment LLC	U.A.E
Bright Concept Detection and Protection System LLC	U.A.E
Emergency Response Technologies, Inc	Delaware, USA
The Vehicle Converters LLC	U.A.E.
E-Raptor Technologies Inc	Delaware, USA
Replay Solutions	U.A.E.
Quality Industrial Corp	Nevada, USA
Quality International Co Ltd FCZ	U.A.E.